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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15/A

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                    Commission File Number:      000-25490

                                    KTI, Inc.
            (Exact name of registrant as specified in its charter)

      25 Greens Hill Lane, Rutland, Vermont 05701, Telephone: (802) 775-0325 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               8 3/4% convertible subordinated notes due 2004
                         Common Stock, no par value
           (Title of each class of securities covered by this Form)

                                      None
       (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)[X ]       Rule 12h-3(b)(1)(ii)[  ]
              Rule 12g-4(a)(1)(ii)[  ]
               Rule 12g-4(a)(2)(i)[  ]        Rule 12h-3(b)(2)(i)[  ]
                 Rule 12g-4(a)(ii)[  ]       Rule 12h-3(b)(2)(ii)[  ]
               Rule 12h-3(b)(1)(i)[X ]                Rule 15-d-6[  ]

    Approximate number of holders of record as of the certification or notice date: 1 person

Explanatory Note:

    This amendment is filed to include the 8 3/4% convertible subordinated notes due 2004 as a class of securities to be covered by this Form.

    Pursuant to the requirements of the Securities Exchange Act of 1934, KTI, Inc. has caused this amendment to this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  January 24, 2000                KTI, INC.


                                       BY: /s/ John W. Casella
                                           -------------------
                                           John W. Casella
                                           Its: President